Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in this Form S-8 (No. 333-XXXXX) pertaining to shares of common stock of New IAC that may be issued under the following plans:

•	IAC/InterActiveCorp 2018 Stock and Annual Incentive Plan; and
•	IAC/InterActiveCorp 2013 Stock and Annual Incentive Plan,

of our report dated March 20, 2020 with respect to the consolidated financial statements of Care.com, Inc. for the year ended December 31, 2019, included in the Registration Statement (Form S-4 No. 333-236420) and related Joint Proxy Statement/Prospectus of IAC/InterActiveCorp and IAC Holdings, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 1, 2020